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                                                                      Exhibit 99

ENERGY RESEARCH CORPORATION                            EVERCEL, INC.




                                 February , 1999


Dear Shareholder:

         Energy Research Corporation ("ERC") and Evercel, Inc. ("Evercel") are pleased to be sending you the enclosed Prospectus in connection with the spin-off of Evercel from ERC, its former parent company, and the concurrent rights offering by Evercel. The Prospectus constitutes an Information Statement describing the spin-off of Evercel which has been effected by means of a distribution to ERC shareholders of 100% of the outstanding shares of Evercel (the "Distribution") and describes the offer to you of additional shares of Evercel (the "Rights Offering") pursuant to the exercise by you of the transferable subscription rights granted hereby.

         The Prospectus describes the business and financial condition of Evercel as well as how you may participate in the Rights Offering. You are urged to read the Prospectus carefully, and to pay particular attention to the section called "RISK FACTORS".

THE DISTRIBUTION

         Effective February___, 1999, ERC distributed to you one share of Evercel common stock, $.01 par value, for every three shares of ERC common stock that you held on February ____, 1999. You are not required to make any payment or take any other action to receive your shares in the Distribution. The shares received by you in the Distribution may not be sold or otherwise disposed of prior to [the closing of the Rights Offering] and will remain uncertificated until such time.

         Fractional shares of Evercel common stock will not be issued in the Distribution. A cash payment will be made to you if you would otherwise be entitled to a fractional share of Evercel common stock as a result of the Distribution. The amount of such payment will be based upon the average bid price on the first day of trading of the Evercel common stock which will not occur until [the closing of the Rights Offering]. Such payment will, therefore, not be made until such trading begins on or about April [], 1999.

         Your receipt of shares in the Distribution is tax free, except that cash received in lieu of fractional shares will result in a recognition of gain or loss equal to the difference between the amount of cash received and the allocated basis of the fractional share deemed surrendered in exchange for such cash. Please refer to the section of the



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Prospectus entitled "THE DISTRIBUTION--Federal Income Tax Aspects of the
Distribution" for a discussion of the tax consequences of the Distribution. You are also urged to consult with your own tax advisor to determine the income tax consequences and reporting requirements of the Distribution based upon your own particular facts and circumstances.

THE RIGHTS OFFERING

         Evercel is granting at no cost to holders of its common stock as of February ___, 1999 (which includes all ERC shareholders receiving Evercel shares in the Distribution) transferable subscription rights ("Rights") to subscribe for and purchase additional shares of Evercel common stock for a price of $6.00 per share.

         The basic terms of the Rights Offering are as follows:

- You will receive one Right for each share of Evercel common stock held on February ___, 1999.

- You may purchase one share of Evercel common stock for each Right you exercise at the Subscription Price of $6.00 per share.

- Shareholders who have fully exercised the Rights issued to them may subscribe for additional shares of Evercel common stock, to the extent available, at the Subscription Price through the exercise of an oversubscription privilege.

- Evercel has applied to have the shares of its common stock listed for trading on the Nasdaq SmallCap Market following the closing of the Rights Offering.

-        THE RIGHTS MAY NOT BE EXERCISED AFTER 5:00 P.M., EASTERN TIME, ON MARCH
          , 1999.

         If your shares are held in your name, a Subscription Certificate representing your Rights is enclosed. If your shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in the Rights Offering.

         To exercise or sell your Rights, you should follow the enclosed instructions as to the exercise or transfer of your Rights.

         THOSE SHAREHOLDERS WHO DO NOT TAKE ANY ACTION WILL EXPERIENCE A DILUTION IN THE VALUE OF THEIR SHARES OF EVERCEL COMMON STOCK AND A REDUCTION IN THEIR PROPORTIONATE INTEREST IN EVERCEL, THUS YOU ARE ENCOURAGED TO SUBSCRIBE FOR ADDITIONAL SHARES OF EVERCEL OR SELL YOUR RIGHTS.


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ADDITIONAL INFORMATION

         You may obtain additional information concerning the Distribution and/or the Rights Offering from the following sources:

Joseph G. Mahler                      Continental Stock Transfer & Trust Company
Acting Chief Financial Officer        Two Broadway
Evercel, Inc.                         New York, New York 10004
3 Great Pasture Road                  (212) 509-4000, ext. 535
Danbury, Connecticut 06813
(203) 825-6000

         On behalf of the Board of Directors of ERC and Evercel, we thank you for your support and confidence and look forward to our continuing relationship.

                                      Very truly yours,

                                      ENERGY RESEARCH CORPORATION


                                      By:_______________________________
                                           Jerry D. Leitman
                                           President and Chief Executive Officer

                                      EVERCEL, INC.



                                      By:_______________________________
                                            Jerry D. Leitman
                                            Chairman and Acting President

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                 NOTICE TO SHAREHOLDERS PURSUANT TO DELAWARE
                       LAW REGARDING UNCERTIFICATED
                   SHARES OF EVERCEL, INC. COMMON STOCK


      The following legends apply to your uncertificated shares of Evercel, Inc. Common Stock:

      The shares of the Corporation distributed by Energy Research Corporation, a New York corporation, to its stockholders, in connection with the "Distribution" as described in the Registration Statement on Form SB-2 originally filed by the Corporation with the Securities and Exchange Commission on September 30, 1998 as amended (the "Registration Statement") in connection with the offering of transferable subscription rights to subscribe for and purchase additional shares of Corporation Common Stock (the "Rights Offering") or any right or interest therein shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, prior to the date on which the Rights Agent for the Rights Offering delivers to the Company final notice of the number of shares of Corporation Common Stock subscribed for in the Rights Offering (the "Closing Date") (the "Restriction on Transfer").

      The Restriction on Transfer shall immediately terminate and be of no further force or effect as to any of the shares of Common Stock of the Corporation upon the Closing Date and shall not be applicable to the shares of the Company acquired by stockholders of the Corporation pursuant to the Rights Offering or to the shares of the Corporation which are acquired by the Underwriters in connection with the Rights Offering pursuant to (i) any Standby Underwriting Agreement entered into in connection therewith or (ii) the Overallotment Option, as defined in the Registration Statement which may be granted to the Underwriters in connection with the Rights Offering.

      The Corporation is authorized to issue more than one class or series of stock. The Corporation will furnish without charge to each stockholder upon written request the full text of the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof authorized to be issued by the Corporation as set forth in the Amended and Restated Certificate of Incorporation of the Corporation and amendments thereto filed with the Secretary of State of the State of Delaware. Such request should be made to the office of Continental Stock Transfer & Trust Company, in its capacity as the Transfer Agent.